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Exhibit 21.01


                                 SUBSIDIARIES

  Choice Capital Corp. (Lending subsidiary)
  Choice Hotels Australia Pty. Ltd. (90% owned)
  Choice Hotels Canada Inc. (50% owned)
  Choice Hotels del Plata
  Choice Hotels Brazil (Cayman) Ltd. (10%)
  Choice Hotels International Asia Pacific Pty. Ltd.
  Choice Hotels Australia Pty. Ltd.
  Choice Hotels International Foundation, Inc.
  Choice Hotels International Services Corp.
  Choice Hotels Japan, Inc. (Formerly Quality Hotels Japan, Inc.)
  Choice Hotels Limited
  Choice Hotels Systems, Inc.
  Choice Hotels Thailand (Del.) Inc.
  Quality Hotels Europe, Inc.
  Quality Hotels and Resorts, Inc.
  Schuyler Properties Ltd. (Bahamian)